Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Justin Schoenberg	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4234	510.628.4534
jschoenberg@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON ANNOUNCES PRELIMINARY 2Q26 RESULTS, PROVIDES BUSINESS UPDATE AND ANNOUNCES 2Q26 EARNINGS CALL DATE

●	Expects 2Q26 consolidated operating income to be $153.0 to $160.0 million
●	Expects 2Q26 net income and diluted EPS to be $124.8 to $130.3 million and $4.12 to $4.30, respectively
●	Year-over-year increase in consolidated operating income driven primarily by higher contribution from China service
●	Repurchased approximately 0.3 million shares in 2Q26
●	Announces second quarter earnings call date on August 3, 2026

HONOLULU, Hawaii (July 15, 2026) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX) today announces preliminary second quarter financial results, provides a business update and announces that its second quarter earnings call will be held on August 3, 2026.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “Matson had a strong second quarter with momentum in our China service carrying over from the post-Lunar New Year period. Our CLX and MAX services saw higher-than-expected freight rates and demand across e-commerce, garments and e-goods against a backdrop of tighter supply conditions in the Transpacific tradelane. Looking ahead, we expect our China service to be at or near capacity through peak season, supported by current Transpacific market conditions and our expectation of continued solid U.S. consumer demand.”

Mr. Cox added, “In our domestic ocean tradelanes, we saw lower year-over-year volumes in Hawaii and Alaska and higher year-over-year volume in Guam. In Logistics, operating income increased year-over-year primarily due to higher contributions from freight forwarding and transportation brokerage, partially offset by a lower contribution from warehousing. As a result, for the second quarter 2026, we expect consolidated operating income to be $153.0 to $160.0 million. We also expect second quarter 2026 net income and diluted EPS to be $124.8 to $130.3 million and $4.12 to $4.30, respectively.”

Second Quarter Ocean Transportation Tradelane Volume (Forty-foot equivalent units (FEU)) (1)(2)(3):

For the three months ended June 30, 2026 compared to the three months ended June 30, 2025 and on a FEU basis:

●	Hawaii container volume decreased 1.1 percent primarily due to lower general demand;
●	Alaska container volume decreased 2.3 percent primarily due to lower export seafood volume on AAX, partially offset by one additional northbound sailing;
●	China container volume increased 15.2 percent primarily due to significantly higher demand compared to the prior year period, which included a market decline in Transpacific demand due to the tariffs imposed in April 2025;
●	Guam container volume increased 4.4 percent; and
●	Other containers volume decreased 11.4 percent.

(1)	Approximate volume included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	China volume includes containers from China and other Asia origins.
(3)	Other containers includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Other Items

●	Liquidity and Debt: Matson’s cash and cash equivalents as of June 30, 2026 was approximately $119.3 million, which excluded $345.8 million in cash on deposit within the Capital Construction Fund (“CCF”). Total debt as of June 30, 2026 was $341.3 million.(4)

●	Share Repurchases: During the second quarter of 2026, Matson repurchased approximately 0.3 million shares for a total cost of $67.8 million.(5) As of June 30, 2026, the Company had approximately 3.4 million shares remaining in its share repurchase program.

A slide presentation that accompanies this press release is available on the Company's website at www.matson.com, under Investors.

(4)	Total debt is presented before any reduction for deferred loan fees as required by GAAP.
(5)	Includes stock repurchased during the quarter but not settled and taxes on share repurchases that will be paid after the quarter end.

Teleconference and Webcast

A conference call is scheduled on August 3, 2026 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s second quarter results.

Date of Conference Call:	Monday, August 3, 2026
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register-conf.media-server.com/register/BIb1df4ff4daa14ab9936f4360acc3071b

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, which includes cargo from other Asia origins, provides services to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Alaska to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding capacity through peak season; Transpacific market conditions; U.S. consumer demand; and the timing, manner and volume of repurchases of common stock pursuant to the repurchase program. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, invalidation, substantial amendment or waiver of the Jones Act or changes in its application, or the Company were determined not to be a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition; loss of or damage to key customer relationships; agreements with key vendors and third parties; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving regulations and stakeholder expectations related to sustainability matters; timely or successful completion of fleet upgrade initiatives; performance under the Company’s vessel construction agreements with Hanwha Philly Shipyard; the occurrence of weather, natural disasters, maritime accidents, spill events and other physical and operating risks; transitional and other risks arising from climate change; actual or threatened health epidemics, outbreaks of disease, pandemics or other major health crises; significant operating agreements and leases that may not be renewed/replaced on favorable or acceptable terms; any unexpected dry-docking or repair costs; joint venture relationships; conducting business in foreign markets, including the imposition of tariffs or a change in international trade policies; modernization of terminals in Hawaii and Alaska; heightened security measures, war, actual or threatened terrorist attacks, efforts to combat terrorism and other acts of violence; consummating and integrating acquisitions; work stoppages or other labor disruptions caused by our unionized workers and other workers or their unions in related industries; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems; cybersecurity attacks; changes in our credit profile, disruptions of the credit markets or higher interest rates; our ability to access the debt capital markets; periodic revisions to the Company’s effective income tax rate; changes in the value of pension assets; exposure under multi-employer pension and post-retirement plans; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2025 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.